Exhibit 99.1

Audit Committee Charter

of

GrowGeneration Corp.

I. Audit Committee’s Role

The Audit Committee is a standing committee appointed by the Board of Directors of GrowGeneration Corp. (the “Company”). The purpose of the Audit Committee is to perform and to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the integrity of the Company’s financial statements; (iii) the appointment, retention and performance of the internal auditors, if applicable; (iv) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (v) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (vi) the evaluation of management’s process to assess and manage the Company’s enterprise risk issues; and (vii) the fulfillment of the other responsibilities set out herein. The Audit Committee shall also prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement when the Company is subject to the filing requirement of proxy statements under applicable securities laws.

In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

II. Organization

1.	At least annually, this charter shall be reviewed and reassessed by the Audit Committee and any proposed changes shall be submitted to the Board of Directors for approval.

2.	The members of the Audit Committee shall be appointed by the Board of Directors and shall meet the independence and experience requirements specified in Part III below.

3.	In order to discharge its responsibilities, the Audit Committee shall establish each year a schedule of meetings. In planning the annual schedule of meetings, the Audit Committee shall ensure that sufficient opportunities exist for its members to meet separately with the independent auditors, the head of internal audit (if any) and management, and to meet in private with only the Audit Committee members present.

4.	An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Audit Committee prior to each meeting. Minutes for all meetings of the Audit Committee shall be prepared to document the Audit Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Audit Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Audit Committee and shall be distributed periodically to the full Board of Directors. The Audit Committee shall make regular reports to the Board of Directors.

5.	The Audit Committee shall evaluate its performance on an annual basis and establish criteria for such evaluation.

III. Qualifications and Appointment of Audit Committee Members

The Board of Directors appoints the Chair and the members of Audit Committee, having determined their qualifications. Audit Committee members shall serve at the pleasure of the Board of Directors and for such term or terms as the Board of Directors may determine.

IV. Committee Membership

1.	The Audit Committee shall consist of no fewer than three members. The majority members of the Audit Committee shall meet the director and audit committee member independence requirements of the Corporate Governance Standards of the New York Stock Exchange, and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

2.	Audit Committee members may not simultaneously serve on the audit committees of more than two other public companies.

3.	Each member of the Audit Committee should be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment; provided, however, that if any member of the Audit Committee is not financially literate when appointed to the Audit Committee, then he or she must become financially literate within a reasonable time after appointment.

4.	At least one member of the Audit Committee:

i.	shall be determined by the Board of Directors to have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment; and

ii.	shall be determined by the Board of Directors to be an “audit committee financial expert,” as such term is defined by the U.S. Securities and Exchange Commission in Item 401(h) of Regulation S-K.

V. Responsibilities

In carrying out its responsibilities, the Audit Committee shall perform the following duties:

1.	The Audit Committee shall directly appoint, retain, compensate, evaluate and terminate the Company’s independent auditors. The Audit Committee shall have the sole authority to approve all engagement fees to be paid to the independent auditors. The independent auditor shall report directly to the Audit Committee.

2.	The Audit Committee shall receive periodic reports from the independent auditors as required under generally accepted auditing standards (“GAAP”), applicable law or listing standards regarding the auditors’ independence, which shall be not less frequently than annually. The Audit Committee shall discuss such reports with the auditors, and if so determined by the Audit Committee, take appropriate action to satisfy itself of the independence of the auditors. The Audit Committee shall review the performance of the Company’s independent auditors annually. In doing so, the Audit Committee shall consult with management and the Company’s internal auditors (if any) and shall obtain and review a report by the independent auditors describing their internal control procedures, material issues raised by their most recent internal quality control review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years and the response of the independent auditors. The Audit Committee shall consider whether or not there should be a regular rotation of the independent audit firm. Any selection of the auditors by the Audit Committee may be subject to shareholders’ approval, as determined by the Board of Directors.

3.	The Audit Committee shall discuss with the independent auditors the overall scope, plans and budget for the audit, including the adequacy of staffing and other factors that may affect the effectiveness of the audit. In this connection, the Audit Committee shall discuss with financial management, the internal auditors (if any) and the independent auditors the Company’s major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to the audit. The Audit Committee shall review with financial management and the independent auditors management’s annual internal control report.

4.	The Audit Committee shall annually review the structure, resources and performance of the Company’s internal audit department, if applicable.

5.	The Audit Committee shall establish and maintain guidelines for the retention of the independent auditors for any non-audit service and the fee for such service and shall determine procedures for the approval of audit and non-audit services in advance.

6.	The Audit Committee shall review with management and the independent auditors the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Management shall review and discuss the Company’s quarterly earnings press releases with the Audit Committee Chairman prior to their issuance.

7.	The Audit Committee shall review periodically with financial management, the internal auditors (if any) and independent auditors the effect of new or proposed regulatory and accounting initiatives on the Company’s financial statements and other public disclosures.

8.	The Audit Committee shall prepare the report required to be included in the Company’s annual proxy statement, when the Company is subject to the filing requirement of proxy statements under applicable securities laws, all in accordance with applicable rules and regulations.

9.	The Audit Committee shall establish and maintain guidelines for the Company’s hiring of former employees of the independent auditors, which shall meet the requirements of applicable law and listing standards.

10.	The Audit Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

11.	The Audit Committee shall periodically review with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Standards of Business Conduct. The Audit Committee shall also meet periodically, and may request to meet separately, with the General Counsel and other appropriate legal staff of the Company, if any, and if appropriate, the Company’s outside counsel, to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

12.	The Audit Committee shall review periodically the Company’s policy with respect to related person transactions and shall review the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other material related party transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy, and should be ratified and approved.

13.	The Audit Committee shall review annually with the General Counsel, if any, the adequacy and appropriateness of the Company’s compliance programs.

14.	The Audit Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Audit Committee. The Audit Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

** Adopted by the Board of Directors of GrowGeneration Corp. as of March 16, 2018 **

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